  Exhibit 99.1

cbdMD, Inc. Announces Closing of $18.4 Million Underwritten Public Offering of Common Stock

CHARLOTTE, NC, January 14, 2020 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD, YCBD PR A), today announced the closing of its previously announced underwritten public offering for total gross proceeds of $18,400,000, before deducting underwriting discounts, commissions and other offering expenses payable by the company. cbdMD sold an aggregate of 18,400,000 shares of its common stock at a purchase price to the public of $1.00 per share in this offering, which included the full exercise by the underwriters of the over-allotment option of 2,400,000 shares of common stock.

cbdMD, Inc. intends to use the net proceeds from the offering for working capital.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering and The Benchmark Company, LLC acted as co-manager for the offering.

Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the final prospectus supplement and accompanying prospectus are also available on the SEC’s website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About cbdMD, Inc.
cbdMD, Inc. (NYSE American: YCBD, YCBD PR A) owns and operates the nationally recognized consumer cannabidiol (CBD) brand cdbMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils and CBD pet products.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
cbdMD, Inc.
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer
(704) 445-3051
Mark.Elliott@cbdmd.com